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                                          NEWS

CONTACTS:
Investors:     Mary Ann Dunnell    (203) 552-2261
Media:         Debra Durbin        (203) 573-3005


CROMPTON GRANTED CONDITIONAL AMNESTY IN EPDM INVESTIGATION

MIDDLEBURY, CT, December 12, 2002 - Crompton Corporation (NYSE:CK) today announced that it is cooperating with competition authorities in the U.S., Canada and the European Union that have opened an investigation into possible collusive behavior by manufacturers of a form of synthetic rubber known as ethylene propylene diene monomer or EPDM. During the course of an internal investigation undertaken by Crompton with respect to rubber chemicals, the company became aware of such behavior by manufacturers of EPDM and promptly notified the appropriate authorities. As a result, in each of the three jurisdictions, Crompton Corporation and its relevant affiliates have been conditionally granted amnesty with regard to criminal prosecution and fines with respect to EPDM. Amnesty is conditioned upon several factors, including the company's continued cooperation with the authorities. Crompton's thorough internal investigation continues and the company will continue to cooperate with the governments' investigations.

Crompton acquired its EPDM business in 1996 when the company completed a merger with Uniroyal Chemical Corporation. The EPDM business had 2001 sales of $152 million.

Crompton Corporation is a $2.7 billion producer and marketer of specialty chemicals and polymer products providing the solutions, service and value our customers need to succeed. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.